EXHIBIT 10.2

INSIGNIA SYSTEMS, INC.

2016 EXECUTIVE OFFICER INCENTIVE BONUS PLAN

1.                                      Purpose.  The purpose of the Executive Officer Incentive Bonus Plan (hereinafter the “Incentive Bonus Plan” or the “Plan) is to assist Insignia Systems, Inc. (the “Company”) in retaining and motivating certain officers of the Company for its benefit and that of its shareholders.

2.                                      Eligibility.  The employees eligible to participate in the Incentive Bonus Plan (the “eligible employees”) are the individuals employed in the following positions:

•                  Chief Executive Officer

•                  Chief Financial Officer

•                  Chief Sales and Marketing Officer

•                  Such other executives as added from time to time by action of the Compensation Committee

An eligible employee must be employed on December 31, 2016 to earn a bonus, except as provided under Section 11 below.

3.                                      Duration of Plan.  This Incentive Bonus Plan shall be effective for the Company’s fiscal year beginning January 1, 2016 and ending December 31, 2016 (the “Plan Year”).

4.                                      Bonus Amounts.  Each eligible employee may earn a bonus in 2016, equal to a specified percentage of his or her target variable compensation, as defined by the Compensation Committee.  The bonus will be based 70% upon the amount of the Company’s total EBITDA in fiscal year 2016 and 30% based on individual performance objectives established by the Compensation Committee.  The calculation of total EBITDA shall be exclusive of any specific or non-recurring items, as approved by the Compensation Committee.  The Compensation Committee will determine whether the personal objectives have been met by an eligible employee.

The attached Schedule A sets forth different levels of the EBITDA portion of the bonus, and the minimum amounts of total EBITDA required to earn the EBITDA portion of the bonus that is payable at each level. If the amount of total EBITDA earned by the Company in 2016 increases above the minimum amounts required for any level, but does not reach the minimum amounts required for the next level, the percentages of the EBITDA portion of the bonus payable within such level shall increase proportionately.

5.                                      Calculation and Approval of Bonuses.  Bonus amounts shall be calculated by the Company’s CFO based on the accounting methods and procedures used in preparing the Company’s audited financial statements for 2016, subject to Section 4 of this Plan.

All bonus calculations shall be reviewed and approved by the Compensation Committee prior to payment.  The Compensation Committee retains discretion to increase, decrease or otherwise modify any bonus payable to any eligible employee.

6.                                      Payment of Bonuses.  Earned bonus payments, regardless as to form, shall be paid as soon as administratively feasible after December 31, 2016 but in no event later than March 15, 2017.  All payments shall be reduced by applicable required withholdings.

7.                                      Non-Assignability. An eligible employee may not assign or transfer his or her right to payment under this Plan, except to his or her heirs in the event of his or her death after December 31, 2016 and prior to payment, and his or right to payment may not be attached by his or her creditors.

8.                                      No Continued Employment. Nothing contained in this Incentive Bonus Plan shall be construed as guaranteeing continued employment to any eligible employee.

9.                                      Administration; Prior Plans. This Incentive Bonus Plan shall be administered by the Compensation Committee, which shall have the authority to construe and interpret and to determine amounts payable under the Plan in its discretion.  This Incentive Bonus Plan supersedes all prior bonus plans or any written or verbal representations regarding the subject matter of this Plan and is the entire understanding between the Company and the Participant regarding the subject matter of this Plan. Participation in this Plan during the Plan Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus payments.

10.                               Amendment or Termination; Section 409A Compliance.  The Compensation Committee may at any time amend, suspend, or terminate this Plan, including amendment of the target percentages for each Participant and amendment only so as to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).  For the avoidance of doubt, it is intended that the Incentive Bonus Plan satisfy the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect provided under Section 1.409A-1(b)(4) of the Treasury Regulations, and the Incentive Bonus Plan shall be administered and interpreted to the greatest extent possible in compliance therewith.

11.                               Change of Control.  Should a change of control occur, as defined in any change of control or similar agreement between the Company and the eligible employee, and there is a subsequent termination of employment triggering the Company’s obligations under that change of control or similar agreement, the eligible employee will be entitled to receive a pro-rata portion of the amount of bonus that would be paid based on the year-to-date financial performance, combined with the prospects for the balance of the fiscal year, as determined by the Compensation Committee; provided that, in the event any change of control or similar agreement between the Company and an eligible employee specifically provides for the treatment of bonus compensation in the event of a termination of employment upon or following a change of control then, in the event of any conflict or inconsistency between the provisions of this Section 11 and such agreement, such agreement shall control.

12.                               Miscellaneous. This Plan and all awards shall be construed in accordance with and governed by the laws of the State of Minnesota, without regard to its conflict of law provisions. Payments under this Incentive Bonus Plan shall be unsecured, unfunded obligations of the Company. To the extent a participant has any rights under this Incentive Bonus Plan, the participant’s rights shall be those of a general unsecured creditor of the Company.

SCHEDULE A

EBITDA Portion of Potential Fiscal Year 2016 Incentive Bonuses:

Bonus Level	Minimum Total EBITDA	Bonus as Percentage of Target Variable Compensation for Executive
A	80% of Target	0%
B	90% of Target	50%
C	100% of Target	100%
D	110% of Target	120%
E	150% of Target	150%